Exhibit 99.1

The Container Store Group, Inc. Announces Fourth Quarter and Full Fiscal Year 2017 Financial Results

Fourth Quarter Comparable Store Sales up 2.7%; Consolidated Net Sales up 5.3%

Fiscal 2017 Comparable Store Sales up 0.9%; Consolidated Net Sales up 4.5%

Fiscal 2017 Operating Cash Flow Increases 39% to $62.2 million; Fiscal 2017 Free Cash Flow(1) More than Doubles to $34.5 million; Reduces Net Debt by $32.3 million

Issues Fiscal 2018 Outlook for Comparable Store Sales of flat to up 1%, Consolidated Net Sales of $880 to $890 million, GAAP EPS of $0.27 to $0.37 and Adjusted EPS(1) of $0.35 to $0.45

Coppell, TX — May 22, 2018 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the fourth quarter and fiscal year 2017 ended March 31, 2018.

For the fourth quarter of fiscal 2017:

•                  Consolidated net sales were $232.8 million, up 5.3%.  Net sales in The Container Store retail business were $214.1 million, up 5.3%. Elfa International AB third-party net sales were $18.7 million, up 4.8%, primarily due to the positive impact of foreign currency translation.

•                  Comparable store sales were up 2.7% with Custom Closets contributing strongly to the increase, largely due to the success of Our Annual elfa® Sale.

•                  Consolidated net loss per share (“EPS”) was ($0.01), inclusive of a $0.18 per share net provisional expense from the Tax Cuts and Jobs Act (“Tax Act”), compared with consolidated net income per share of $0.17 in the fourth quarter of fiscal 2016.  Adjusted net income per share (“Adjusted EPS”) was $0.18 compared with $0.18 in the fourth quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

“We are very pleased to have concluded our fiscal 2017 with our strongest quarter of comparable store sales performance of the year, driven by an acceleration in our important Custom Closets business as well as in our other product categories.  This improvement is primarily the result of our sales revitalization and optimization initiatives, and was accompanied by gross margin expansion of 100 basis points and 20 basis points of SG&A leverage, despite some timing factors that impacted profitability in the fourth quarter and are expected to benefit fiscal 2018,” said Melissa Reiff, Chief Executive Officer.

“In fiscal 2018 we remain committed to driving improved performance on both the top and the bottom line as we build on the progress we have made across each of our key strategic priorities, particularly our Optimization Plan executed in fiscal 2017 that is expected to generate substantial benefits in fiscal 2018. We plan to continue our disciplined approach to expense management and capital allocation, and expect to open two new stores and relocate two existing stores this year. In addition, we have begun to invest in a second distribution center which is anticipated to become operational in late fiscal 2019, as well as continued technology and marketing investments that are designed to further enhance the customer experience and improve efficiency,” Reiff concluded.

(1)  See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Fourth Quarter and Full Fiscal Year 2017 Results

For the fourth quarter (thirteen weeks) ended March 31, 2018:

•                  Consolidated net sales were $232.8 million, up 5.3% as compared to the fourth quarter of fiscal 2016. Net sales in The Container Store retail business (“TCS”) were $214.1 million, up 5.3% as compared to the fourth quarter of fiscal 2016, primarily due to an increase in comparable store sales of 2.7%, as well as an increase in sales from new stores. Elfa International AB (“Elfa”) third party net sales were $18.7 million, up 4.8% compared to the fourth quarter of fiscal 2016, primarily due to a positive impact from foreign currency translation, which increased third-party sales by 9.0%, partially offset by lower sales in the Nordic markets during the quarter.

•                  Consolidated gross margin was 58.6%, an increase of 100 basis points compared to the fourth quarter of fiscal 2016. TCS gross margin increased 110 basis points to 57.1%, as lower cost of goods associated with the Optimization Plan and the benefit of favorable foreign currency contracts were partially offset by a greater portion of sales generated by sale campaigns during the quarter. Elfa gross margin decreased 300 basis points to 39.8% primarily due to higher direct materials costs during the quarter. On a consolidated basis, gross margin increased 100 basis points, as the improvement in TCS gross margin was partially offset by the decline in Elfa gross margin.

•                  Consolidated selling, general and administrative expenses (“SG&A”) increased by 4.9% to $104.9 million from $99.9 million in the fourth quarter of fiscal 2016. SG&A as a percentage of net sales decreased 20 basis points, primarily due to ongoing savings and efficiency efforts, with a portion of such savings offset by incremental spending, including costs incurred for various projects.

•                  Consolidated net interest expense increased 79% to $7.6 million in the fourth quarter of fiscal 2017 from $4.3 million in the fourth quarter of fiscal 2016 due to the previously announced amendment of our Senior Secured Term Loan Facility in August 2017, which increased the applicable interest rate margins.

•                  The consolidated effective tax rate for the fourth quarter of fiscal 2017 was 103.1%, as compared to 35.2% in the fourth quarter of fiscal 2016. The increase in the effective tax rate is primarily due to the provisional amount recorded for the one-time transition tax on foreign earnings in connection with the Tax Act.

•                  Consolidated net loss was $0.4 million, or ($0.01) per share (inclusive of $0.18 per share net provisional expense from the Tax Act), in the fourth quarter of fiscal 2017 compared to consolidated net income of $8.4 million, or $0.17 per share, in the fourth quarter of fiscal 2016.

•                  Consolidated adjusted net income was $8.4 million, or $0.18 per share, in the fourth quarter of fiscal 2017 compared to adjusted net income of $8.7 million, or $0.18 per share in the fourth quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•                  Consolidated Adjusted EBITDA was $31.1 million compared to $26.9 million in the fourth quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

For the year (fifty-two weeks) ended March 31, 2018:

•                  Consolidated net sales were $857.2 million, up 4.5% as compared to fiscal 2016.  Net sales at TCS were $787.4 million, up 4.6% as compared to fiscal 2016, primarily due to new store sales, as well as a 0.9% increase in comparable store sales. Elfa third-party net sales were $69.9 million, up 3.9% compared to fiscal 2016, primarily due to the impact of foreign currency translation during the fiscal year, which increased third party net sales by 4.0%, partially offset by lower sales in the Nordic markets.

•                  Consolidated gross margin was 58.0%, a decline of 10 basis points compared to fiscal 2016. TCS gross margin increased 10 basis points to 57.2%, primarily due to lower cost of goods sold associated with the Optimization Plan and the benefit of favorable foreign currency contracts, partially offset by a greater portion of sales generated by merchandise campaigns and higher costs associated with our installation services business. Elfa gross margin declined 180 basis points primarily due to higher direct materials costs. On a consolidated basis, gross margin declined 10 basis points, as the improvement in TCS gross margin was more than offset by the decline in Elfa gross margin.

•                  Consolidated selling, general and administrative expenses increased by 6.1% to $411.7 million from $387.9 million in fiscal 2016. SG&A as a percentage of net sales increased 70 basis points. The increase was primarily due to consulting costs incurred as part of the Optimization Plan, which contributed 80 basis points to the increase in fiscal 2017. Additionally, the impact of amended and restated employment agreements entered into with key executives during fiscal 2016, which led to the reversal of accrued deferred compensation associated with the original employment agreements, net of costs incurred to execute the agreements, contributed a 50 basis points benefit in fiscal 2016. This combined 130 basis points year-over-year increase was partially offset by a 60 basis point improvement in SG&A as a percentage of net sales, primarily due to ongoing savings and efficiency efforts, inclusive of savings from the Optimization Plan, partially offset by increased occupancy costs.

•                  Pre-opening costs decreased to $5.3 million in fiscal 2017 compared to $6.9 million in fiscal 2016.  The Company opened five new stores (inclusive of one relocation) in fiscal 2017 as compared to seven new stores in fiscal 2016.

•                  Consolidated net interest expense increased 50% to $25.0 million in fiscal 2017 from $16.7 million in fiscal 2016 due to the previously announced amendment of our Senior Secured Term Loan Facility in August 2017, which increased the applicable interest rate margins. Additionally, the Company recorded $2.4 million as a loss on extinguishment of debt as a result of the amendment to the Senior Secured Term Loan Facility.

•                  The consolidated effective tax rate was -189.8%, as compared to 38.6% in fiscal 2016. The decrease in the effective tax rate is primarily due to the estimated impact of the Tax Act enacted in the third quarter of fiscal 2017, including the provisional benefit for the remeasurement of deferred tax balances, partially offset by the provisional accrual of the one-time transition tax on foreign earnings.

•                  Consolidated net income was $19.4 million, or $0.40 per share (inclusive of $0.33 per share net provisional benefit from the Tax Act), in fiscal 2017 compared to net income of $15.0 million, or $0.31 per share, in fiscal 2016.

•                  Consolidated adjusted net income was $13.6 million, or $0.28 per share, in fiscal 2017 compared to adjusted net income of $13.4 million, or $0.28 per share in fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•                  Consolidated Adjusted EBITDA was $89.6 million compared to $86.6 million in fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table). The Adjusted EBITDA of $86.6 million in fiscal 2016 includes a benefit from the impact of amended and restated employment agreements entered into with key executives during the first quarter of 2016, net of costs incurred to execute the agreements, of $3.9 million.

Balance sheet and liquidity highlights:

	Fiscal Year Ended
(In thousands)	March 31, 2018	April 1, 2017
Cash	$8,399	$10,736
Total debt, net of deferred financing costs	$285,165	$317,471
Liquidity(1)	$90,767	$99,594
Free cash flow(2)	$34,530	$16,124

(1)Cash plus availability on revolving credit facilities

(2)See reconciliation of GAAP to Non-GAAP Measures table

Outlook

The Company is establishing its outlook for fiscal 2018 as follows:

Fiscal 2018 Outlook
Net sales	$880 million to $890 million
New store openings	4, including 2 relocations of existing stores (1)
Comparable store sales	Flat to up 1%
Net income per common share (2)	$0.27 to $0.37
Adjusted net income per common share (3)	$0.35 to $0.45
Assumed tax rate (4)	30%
Estimated share count	49 million

(1) The Company opened a new store in Bridgewater, NJ on April 7, 2018 and plans to open a new store in Oklahoma City late in the second quarter of fiscal 2018.  Additionally, during the second half of fiscal 2018, the Company plans to relocate two existing stores, Tysons Corner, VA and Cherry Creek/Denver, CO.

(2) Includes approximately $5 million of consulting costs to complete the fiscal 2017 Optimization Plan, or $0.08 per diluted share, which is expected to be incurred in the first quarter of fiscal 2018.

(3) See Reconciliation of GAAP to Non-GAAP Financial Measures Table.

(4) During fiscal 2017, the Company recorded provisional estimates for remeasurement of deferred tax balances and for transition taxes on foreign earnings. The Company is currently not able to estimate any future adjustments to the provisional amount recognized for the remeasurement of deferred tax balances or future adjustments to transition taxes on foreign earnings, which is permissible during the allotted one-year measurement period under the Tax Act, ending on December 22, 2018. Accordingly, the assumed tax rate does not reflect any impact of any potential future adjustments to the provisional amounts initially recorded.

Conference Call Information

A conference call to discuss fourth quarter and full fiscal year 2017 financial results is scheduled for today, May 22, 2018, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13679726. The replay will be available until June 22, 2018.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our expectations regarding driving top and bottom line performance; expectations regarding our goals, strategies, priorities and initiatives, including the addition of a second distribution center and our Optimization Plan; expectations regarding new store openings and relocations; beliefs regarding technology and marketing investments; and anticipated financial performance and tax rate for fiscal 2018.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our optimization plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; risks relating to the opening of a second distribution center; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti-kickback laws; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; effects of tax reform; and uncertainty with respect to tax and trade policies, tariffs and government regulations affecting trade between the United States and other countries.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on June 1, 2017, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products — a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to save space and time, a suite of custom closet systems and an array of digital shopping services. Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for real solutions from the really organized and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	March 31,	April 1,
(In thousands, except share amounts)	2018	2017
Assets
Current assets:
Cash	$8,399	$10,736
Accounts receivable, net	25,528	27,476
Inventory	97,362	103,120
Prepaid expenses	11,281	10,550
Income taxes receivable	15	16
Other current assets	11,609	10,787
Total current assets	154,194	162,685
Noncurrent assets:
Property and equipment, net	158,389	165,498
Goodwill	202,815	202,815
Trade names	229,401	226,685
Deferred financing costs, net	312	320
Noncurrent deferred tax assets, net	2,404	2,139
Other assets	1,854	1,692
Total noncurrent assets	595,175	599,149
Total assets	$749,369	$761,834
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$43,692	$44,762
Accrued liabilities	70,494	60,107
Revolving lines of credit	—	—
Current portion of long-term debt	7,771	5,445
Income taxes payable	4,580	2,738
Total current liabilities	126,537	113,052
Noncurrent liabilities:
Long-term debt	277,394	312,026
Noncurrent deferred tax liabilities, net	54,839	80,679
Deferred rent and other long-term liabilities	41,892	34,287
Total noncurrent liabilities	374,125	426,992
Total liabilities	500,662	540,044

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,072,187 shares issued at March 31, 2018 and 48,045,114 shares issued at April 1, 2017	481	480
Additional paid-in capital	861,263	859,102
Accumulated other comprehensive loss	(17,316)	(22,643)
Retained deficit	(595,721)	(615,149)
Total shareholders’ equity	248,707	221,790
Total liabilities and shareholders’ equity	$749,369	$761,834

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

	Thirteen	Thirteen	Fifty-two	Fifty-two
(In thousands, except share and	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
per share amounts)	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Net sales	$232,764	$221,042	$857,228	$819,930
Cost of sales (excluding depreciation and amortization)	96,248	93,724	360,167	343,860
Gross profit	136,516	127,318	497,061	476,070
Selling, general, and administrative expenses (excluding depreciation and amortization)	104,855	99,911	411,721	387,948
Stock-based compensation	437	634	2,026	1,989
Pre-opening costs	617	294	5,293	6,852
Depreciation and amortization	9,398	9,063	37,922	37,124
Other expenses	826	219	5,734	1,058
Loss on disposal of assets	42	16	278	57
Income from operations	20,341	17,181	34,087	41,042
Interest expense	7,615	4,253	25,013	16,687
Loss on extinguishment of debt	—	—	2,369	—
Income before taxes	12,726	12,928	6,705	24,355
Provision (benefit) for income taxes	13,125	4,551	(12,723)	9,402
Net (loss) income	(399)	8,377	19,428	$14,953

Net (loss) income per common share - basic and diluted	$(0.01)	$0.17	$0.40	$0.31

Weighted-average common shares - basic	48,072,187	48,009,029	48,061,527	47,996,746
Weighted-average common shares - diluted	48,202,980	48,073,420	48,147,725	48,016,010

The Container Store Group, Inc.

Consolidated statements of cash flows(unaudited)

	Fiscal year ended
	March 31,	April 1,
(In thousands)	2018	2017
Operating activities
Net income	$19,428	$14,953
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,922	37,124
Stock-based compensation	2,026	1,989
Loss on disposal of assets	278	57
Loss on extinguishment of debt	2,369	—
Deferred tax benefit	(25,545)	(96)
Noncash interest	2,664	1,921
Other	227	(29)
Changes in operating assets and liabilities:
Accounts receivable	3,192	(5,861)
Inventory	8,406	(19,598)
Prepaid expenses and other assets	(2,133)	4,028
Accounts payable and accrued liabilities	6,249	10,965
Income taxes	625	3,527
Other noncurrent liabilities	6,468	(4,341)
Net cash provided by operating activities	62,176	44,639

Investing activities
Additions to property and equipment	(27,646)	(28,515)
Proceeds from sale of property and equipment	96	7
Net cash used in investing activities	(27,550)	(28,508)

Financing activities
Borrowings on revolving lines of credit	47,486	42,731
Payments on revolving lines of credit	(47,486)	(46,216)
Borrowings on long-term debt	335,000	30,000
Payments on long-term debt and capital leases	(361,403)	(40,496)
Payment of debt issuance costs	(11,246)	—
Payment of taxes with shares withheld upon restricted stock vesting	(39)	—
Net cash used in financing activities	(37,688)	(13,981)

Effect of exchange rate changes on cash	725	(223)
Net (decrease) increase in cash	(2,337)	1,927
Cash at beginning of fiscal year	10,736	8,809
Cash at end of fiscal year	$8,399	$10,736

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance.

The Company presents adjusted net income, adjusted net income per diluted share, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income available to common shareholders before distributions accumulated to preferred shareholders, stock-based compensation and other costs in connection with our IPO, charges related to an Elfa manufacturing facility closure, impairment charges related to intangible assets, losses on extinguishment of debt, certain gains on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our Optimization Plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per diluted share as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per diluted share to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per diluted share because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

We have included a presentation of adjusted net income for the thirteen and fifty-two weeks ended April 1, 2017 to show the net impact of the amended and restated employment agreements entered into with key executives during fiscal 2016 (“management transition costs (benefits)”). Although we disclosed the net positive impact of the amended and restated employment agreements in our discussions of earnings per share and SG&A in our earnings press releases in fiscal 2016, we did not include in those press releases a presentation of adjusted net income. However, in the thirteen and fifty-two weeks ended March 31, 2018, our Optimization Plan caused us to incur similar charges that we believe are not indicative of our core operating performance. As a result, we believe that adjusting net income in the thirteen and fifty-two weeks ended April 1, 2017 for management transition costs (benefits), in addition to adjusting net income for the thirteen and fifty-two weeks ended March 31, 2018 for charges incurred as part of the implementation of our Optimization Plan will assist investors in comparing our core operating performance across reporting periods on a consistent basis. Likewise, we believe that presenting full year fiscal 2018 adjusted net income guidance will assist investors in evaluating our anticipated financial performance as it relates to our core operations.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by (used in) operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per diluted share with the most directly comparable GAAP financial measures of GAAP net (loss) income and GAAP net (loss) income per diluted share.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended		Fiscal Year 2018 Outlook
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017	Low	High
Numerator:
Net (loss) income	$(399)	$8,377	$19,428	$14,953	$13,200	$18,200
Management transition costs (benefits) (a)	—	219	—	(2,852)	—	—
Elfa manufacturing facility closure (b)	(49)	—	803	—	—	—
Loss on extinguishment of debt (c)	—	—	2,369	—	—	—
Optimization Plan implementation charges (d)	737	—	11,479	—	5,000	5,000
Taxes (e)	8,152	145	(20,485)	1,292	(1,290)	(1,290)
Adjusted net income	$8,441	$8,741	$13,594	$13,393	$16,910	$21,910

Denominator:
Weighted average common shares — diluted	48,202,980	48,073,420	48,147,725	48,016,010	49,000,000	49,000,000

Net (loss) income per common share - diluted	$(0.01)	$0.17	$0.40	$0.31	$0.27	$0.37
Adjusted net income per common share - diluted	$0.18	$0.18	$0.28	$0.28	$0.35	$0.45

(a)                                 Certain management transition costs incurred and benefits realized, including the impact of amended and restated employment agreements entered into with key executives during fiscal 2016, which resulted in the reversal of accrued deferred compensation associated with the original employment agreements, net of costs incurred to execute the agreements, partially offset by cash severance payments, which we do not consider in our evaluation of ongoing performance.

(b)                                 Charges related to the closure of an Elfa manufacturing facility in Lahti, Finland in December 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.

(c)                                  Loss recorded as a result of the amendments made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in August 2017, which we do not consider in our evaluation of our ongoing operations.

(d)                                 Charges incurred to implement our Optimization Plan, which includes certain consulting costs recorded in selling, general and administrative expenses, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses, which we do not consider in our evaluation of ongoing performance.

(e)                                  Tax impact of adjustments to net income, as well as the estimated impact of the Tax Cuts and Jobs Act enacted in the third quarter of fiscal 2017, which is considered to be an unusual or infrequent tax item, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net (loss) income.

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Net (loss) income	$(399)	$8,377	$19,428	$14,953
Depreciation and amortization	9,398	9,063	37,922	37,124
Interest expense, net	7,615	4,253	25,013	16,687
Provision (benefit) for income taxes	13,125	4,551	(12,723)	9,402
EBITDA	29,739	26,244	69,640	78,166
Pre-opening costs (a)	617	294	5,293	6,852
Non-cash rent (b)	(464)	(395)	(1,915)	(1,365)
Stock-based compensation (c)	437	634	2,026	1,989
Loss on extinguishment of debt (d)	—	—	2,369	—
Foreign exchange gains (e)	(290)	(131)	(596)	(342)
Optimization Plan implementation charges (f)	737	—	11,479	—
Elfa manufacturing facility closure (g)	(49)	—	803	—
Other adjustments (h)	369	263	504	1,259
Adjusted EBITDA	$31,096	$26,909	$89,603	$86,559

(a)                                 Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)                                 Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)                                  Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)                                 Loss recorded as a result of the amendments made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in August 2017, which we do not consider in our evaluation of our ongoing operations.

(e)                                  Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.

(f)                                   Charges incurred to implement our Optimization Plan, which include certain consulting costs recorded in selling, general and administrative expenses, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses, which we do not consider in our evaluation of ongoing performance.

(g)                                  Charges related to the closure of an Elfa manufacturing facility in Lahti, Finland in December 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.

(h)                                 Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Fiscal Year Ended
	March 31,	April 1,
	2018	2017
Net cash provided by operating activities	$62,176	$44,639
Less: Additions to property and equipment	(27,646)	(28,515)
Free cash flow	$34,530	$16,124